Exhibit 99.1
International Wire Announces Fourth Quarter and Year-End 2007 Results
Camden, NY —March 14, 2008 — International Wire Group, Inc. (ITWG.PK) today announced its results for the fourth quarter and year ended December 31, 2007. Operating income, income from continuing operations and net income for the fourth quarter and full year ended December 31, 2007 increased over the comparable periods of 2006.
Fourth Quarter Results:
Net sales for the quarter ended December 31, 2007 were $176.7 million, a decrease of 3.9%, or $7.2 million, compared to $183.9 million for the same period in 2006. This decrease was primarily due to an increase in tolled copper volumes, but was partially offset by greater sales volume, higher customer pricing/mix and the impact of a stronger euro versus the U.S. dollar. Tolled copper is the processing of customer-owned copper and is excluded from net sales and cost of sales. Excluding the effects of slightly higher copper prices and an increased level of tolled copper, net sales increased $5.6 million. This increase resulted from $3.4 million of net volume gains, $0.5 million of higher customer pricing/mix and $1.7 million of favorable currency effect in the Europe segment.
Operating income for the three months ended December 31, 2007 was $7.9 million compared to $4.4 million for the three months ended December 31, 2006, an increase of $3.5 million, or 79.5%. Operating income for the Bare Wire segment of $4.7 million in the 2007 period was lower than that of the 2006 period by $2.1 million primarily due to a reduced LIFO liquidation impact of $3.6 million in 2007 as compared to 2006, partially offset by higher sales volume and operating efficiencies. Operating income for the High Performance Conductors (“HPC”) segment of $2.5 million was $0.8 million greater than in 2006 primarily due to increased sales levels. Operating income for the Europe segment of $1.0 million was $0.8 million higher than the 2006 period as a result of higher sales volume and a favorable currency effect. Operating income for the three months ended December 31, 2007 also increased by $4.0 million due to a reduced charge for stock-based compensation expense.
Net income of $2.5 million, or $0.25 per basic share and $0.24 per diluted share, for the three months ended December 31, 2007 increased by $1.6 million, or $0.16 per basic share and $0.15 per diluted share, due primarily to higher operating income and reduced interest expense which were partially offset by a higher effective income tax rate in 2007.

“In 2007, our customers’ demand resulted in increased product volume for HPC’s aerospace and medical device markets, our operations in Europe and our domestic bare wire segment to the industrial/energy and automotive markets. Our operating income for the year 2007 increased over 2006 levels from the higher sales volume and customer pricing/mix together with continued operating cost reductions,” said Rodney D. Kent, Chief Executive Officer of International Wire Group, Inc. “Our cost reduction initiatives were enhanced by the completion of our new plant in Sherrill, New York and the expansion of our braiding business in Cazenovia, New York in the fourth quarter as well as lower debt levels.”
Full Year Results:
Net sales for the year ended December 31, 2007 were $730.8 million, a decrease of $18.1 million, or 2.4%, from 2006 levels of $748.9 million. Sales decreased due to increased tolled copper volumes which were partially offset by higher copper prices, increased sales volume, higher customer pricing/mix and a favorable foreign currency effect. Excluding the effects of higher copper prices and an increased level of tolled copper business, net sales increased $42.8 million. This increase was primarily due to $31.2 million of sales for the HPC segment for the three months ended March 31, 2007 with no similar sales in the comparable 2006 period since HPC was acquired on March 31, 2006, $1.8 million of increased sales volume, $4.8 million of customer pricing/mix and $5.0 million of favorable currency effects in the Europe segment.
Operating income for the year ended December 31, 2007 was $33.8 million compared to $28.8 million for the year 2006, a $5.0 million, or 17.4% increase. Operating income for the Bare Wire segment of $19.7 million for the year 2007 decreased by $3.9 million, or 16.5%, from $23.6 million primarily from the reduced LIFO liquidation impact in the fourth quarter of 2007 as compared to the same period of 2006. Operating income for the HPC segment of $12.8 million increased by $5.2 million primarily due the inclusion of twelve months of results in 2007 compared to nine months in 2006 and increased sales levels. Operating income for the Europe segment of $4.5 million increased by $0.9 million due to higher sales and a favorable currency effect. Operating income in 2007 also increased by $2.8 million as a result of a decreased charge for stock-based compensation partially offset by higher professional fees.
Net income was $15.9 million, or $1.59 per basic share and $1.55 per diluted share, for the year ended December 31, 2007 compared to $10.0 million, or $1.00 per basic and diluted share in 2006. The improvement of $5.9 million, or 59.0%, in 2007 was the result of higher operating income, reduced interest expense and increased income from discontinued operations which were partially offset a higher effective income tax rate.
Net debt (total debt less cash) was $89.2 million as of December 31, 2007 which represents a decrease of $21.1 million from December 31, 2006.
Rodney D. Kent concluded: “We continue to look to use our strong balance sheet to make strategic acquisitions, particularly in our growth end markets.”

Conference Call
International Wire Group, Inc. will hold a conference call to discuss its fourth quarter and full year 2007 results on March 26, 2008 at 11:00 a.m. Eastern Time. To participate in the call, please call 1-866-688-5698 (U.S. and Canada callers) or 1-816-650-2865 (international callers) at least 10 minutes prior to the scheduled start of the call and reference the Conference ID number 38667085. For those unavailable to participate in the live teleconference, a replay can be accessed by calling 1-800-642-1687 and referencing Conference ID number 38667085 until 11:59 p.m. Eastern Time on April 1, 2008.
About International Wire Group, Inc.
International Wire Group, Inc. is a manufacturer and marketer of wire products, including bare, silver-plated, nickel-plated and tin-plated copper wire, for other wire suppliers, distributors and original equipment manufacturers or “OEMs.” Its products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the aerospace, appliance, automotive, electronics/data communications, industrial/energy and medical device industries. The Company manufactures and distributes its products at 16 facilities located in the United States, Belgium, France and Italy.
Forward-Looking Information is Subject to Risk and Uncertainty
Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends,” “plans,” “estimates,” or the negative of any thereof or other variations thereof or comparable terminology, or by discussions of strategy or intentions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many important factors could cause our results to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to, fluctuations in our operating results and customer orders, unexpected decreases in demand or increases in inventory levels, changes in the price of copper, tin, nickel and silver, copper premiums and alloys, the failure of our acquisitions and expansion plans to perform as expected, the competitive environment, our reliance on our significant customers, lack of long-term contracts, substantial dependence on business outside of the U.S. and risks associated with our international operations, limitations due to our indebtedness, loss of key employees or the deterioration in our relationship with employees, litigation, claims, liability from environmental laws and regulations and other factors. For additional information regarding risk factors, see our discussion in Part I, Item 1A of our latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
Contact
International Wire Group, Inc.
Glenn J. Holler
Senior Vice-President , Chief Financial Officer & Secretary
314-416-8215

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